Dex Media Enters into New, Expanded
Directory-Printing Relationship With Quebecor World

DENVER, March 31, 2005 — Dex Media, Inc. (NYSE: DEX) today announced it has entered into a new 10-year contract with Quebecor World Inc. (NYSE:IQW, TSX:IQW.SV) for the printing of Dex Media’s yellow and white page directories.

The new agreement expands the existing relationship between Dex Media and Quebecor, pursuant to which Quebecor presently prints more than 200 Dex Media directories. Under the new agreement, Quebecor World will progressively increase the volume of directories it produces for Dex and in 2012 will become the sole printer of all directories currently published by Dex Media. In 2004, Dex Media published 269 directories and printed approximately 44.5 million copies of these directories for distribution throughout its 14 state region.

“Dex Media is pleased to expand the scope of its printing relationship with Quebecor,” said George Burnett, Dex Media’s president and CEO. “In addition to meeting our growing need for high-quality printed directories, this agreement will enable us to realize operational efficiencies throughout the term of the contract. These efficiencies will play a significant role in enabling us to achieve our goal of maintaining margins and enhancing our competitiveness.”

“We are very pleased that Dex Media has recognized the value we can bring to their business,” said Kevin Clarke, president, Quebecor World’s U.S. Book and Directory Services. “Their decision demonstrates that our coast-to-coast directory platform is the right choice for large, well-established directory publishers producing long-run and shorter-run books.”

About Dex Media, Inc.

Dex Media, Inc. is the exclusive publisher of the official White and Yellow Pages directories in print, Internet and CD-ROM formats for Qwest Communications International Inc. In 2004, the company published 269 directories for distribution to virtually all business and residential consumers in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

In 2004, Dex Media generated revenue of approximately $1.65 billion, excluding the effects of purchase accounting related to the acquisition of Dex Media West LLC. The company printed approximately 44.5 million print directories for distribution in 2004. The company’s leading Internet-based directory, DexOnline.comTM, is the most used Internet Yellow Pages in Dex Media’s 14-state region, according to market research firm comScore.

About Quebecor World Inc.

Quebecor World Inc. (NYSE:IQW, TSX:IQW.SV) is one of the largest commercial printers in the world. It is a market leader in most of its major product categories which include magazines, inserts and circulars, books, catalogs, specialty printing and direct mail, directories, digital pre-media, logistics, mail list technologies and other value added services. The Company has approximately 35,000 employees working in more than 160 printing and related facilities in the United States, Canada, Brazil, France, the United Kingdom, Belgium, Spain, Austria, Sweden, Switzerland, Finland, Chile, Argentina, Peru, Colombia, Mexico and India.

Web address: www.quebercorworld.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.

The following factors, among others, could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors that could materially affect actual results can be found in Dex Media’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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Investor Contacts:	Media Contacts:
Dex Media
Brooke Martellaro	Jerry Brown
866-545-2900	303-784-2451
303-594-8016 (cell)
brooke.martellaro@dexmedia.com	jerry.brown@dexmedia.com

Quebecor World
Philippe Cloutier	Tony Ross
800-567-7070 (toll-free)	514-877-5317
800-567-7070 (toll-free)
philippe.cloutier@quebecorworld.com	tony.ross@quebecorworld.com